UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NexImmune, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9119 Gaither Road

Gaithersburg, MD 20877

July 19, 2024

Notice of Adjournment of Special Meeting of Stockholders

Dear Stockholder:

The Special Meeting of Stockholders (the “Special Meeting”) for NexImmune, Inc. (the “Company”) was reconvened on July 19, 2024 and has been adjourned to August 2, 2024 at 10:00 a.m., Eastern Time, to be held virtually via live webcast on the Internet. The close of business on June 11, 2024 will continue to be the record date for the determination of stockholders of the Company entitled to vote at the Special Meeting.

The Proxy Statement we sent you in June 2024 contains important information regarding the proposal to approve the liquidation and dissolution of the Company and the Plan of Liquidation and Dissolution that all stockholders are being asked to consider. A copy of the Proxy Statement may be viewed or downloaded by following the instructions at www.proxyvote.com. If you have any questions regarding the proposals, or need assistance with voting, you may call Laurel Hill Advisory Group, LLC, the Company’s proxy solicitor, toll-free at 1-888-742-1305.

If you are the record holder of your shares, you may vote in one of four ways. You may submit a proxy to vote over the Internet, by telephone, or by mail or you may vote at the Special Meeting.

You may submit a proxy to vote over the Internet or by telephone: Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote by Internet or telephone.

You may submit a proxy to vote by mail: If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card.

You may vote during the meeting: If you attend the Special Meeting, you may participate in and vote online at the Special Meeting. You will need to enter your 16-digit control number to vote your shares at the Special Meeting. Please visit www.virtualshareholdermeeting.com/NEXI2024SM2 for instructions on how to attend the Special Meeting live over the Internet. To vote during the Special Meeting when the polls open use the “vote” button on the interface.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Eastern Time on August 1, 2024 and mailed proxy cards must be received by August 1, 2024 in order to be counted at the Special Meeting. If the Special Meeting is adjourned or postponed, these deadlines may be extended.

Thank you for your prompt attention to this matter and your continued confidence in NexImmune, Inc. If you have already voted, we appreciate your participation, and you may disregard this notice.

Sincerely,

Sol J. Barer, Ph.D.

Chairman of the Board of Directors